                                                                      EXHIBIT 12

                         ANADARKO PETROLEUM CORPORATION
               CONSOLIDATED STATEMENT OF COMPUTATION OF RATIOS OF
                    EARNINGS TO FIXED CHARGES AND EARNINGS TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                       FIVE YEARS ENDED DECEMBER 31, 2003

                                                      Years Ended December 31
                                   -------------------------------------------------------------
millions except ratio amounts        2003         2002         2001          2000         1999
                                   --------     --------     --------      --------     --------
Gross Income (Loss)                $  2,227     $  1,410     $   (298)     $  1,519     $    179
Rentals                                  10           14           14            16           11
                                   --------     --------     --------      --------     --------
Earnings (Loss)                       2,237        1,424         (284)        1,535          190
                                   --------     --------     --------      --------     --------

Gross Interest Expense                  374          358          301           193           96
Rentals                                  10           14           14            16           11
                                   --------     --------     --------      --------     --------
Fixed Charges                      $    384     $    372     $    315      $    209     $    107
                                   --------     --------     --------      --------     --------

Preferred Stock
 Dividends                                8            9           11            17           17
                                   --------     --------     --------      --------     --------

Combined Fixed Charges
 and Preferred Stock
 Dividends                         $    392     $    381     $    326      $    226     $    124
                                   --------     --------     --------      --------     --------

Ratio of Earnings to
 Fixed Charges                         5.83         3.83          n/m          7.35         1.77
                                   --------     --------     --------      --------     --------

Ratio of Earnings to
 Combined Fixed Charges
 and Preferred Stock
 Dividends                             5.71         3.74          n/m          6.80         1.53
                                   --------     --------     --------      --------     --------

n/m - not meaningful

As a result of the Company's net loss in 2001, Anadarko's earnings did not cover fixed charges by $599 million and did not cover combined fixed charges and preferred stock dividends by $610 million.

These ratios were computed by dividing earnings by either fixed charges or combined fixed charges and preferred stock dividends. For this purpose, earnings include income before income taxes and fixed charges. Fixed charges include interest and amortization of debt expenses and the estimated interest component of rentals. Preferred stock dividends are adjusted to reflect the amount of pretax earnings required for payment.